Exhibit 5.1

KIRKLAND & ELLIS LLP
And Affiliated Partnerships

655 15th Street, NW
Washington, DC 20005

February 1, 2008

NexCen Brands, Inc.
1330 Avenue of the Americas
34th Floor
New York, NY 10019

RE:  Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to NexCen Brands, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”), pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2008 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), of 3,497,671 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company and 200,000 shares (“Warrant Shares”) of Common Stock issuable upon exercise of a warrant issued by the Company on January 29, 2008 (the “Warrant”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware; (ii) the By-laws of the Company; (iii) resolutions of the Board of Directors and stockholders of the Company; and (iv) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Company and others as to factual matters. We have made other assumptions which we have deemed appropriate for this letter.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, the Shares are and the Warrant Shares (upon exercise of the Warrant and payment for the Warrant Shares in accordance with the Warrant) will be validly issued by the Company, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you solely in connection with the filing of the Registration Statement.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

Kirkland & Ellis LLP